CONTACT:	John Zettler 715 836-9994 x109
DATE:	February 3, 2006
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP ANNOUNCES
FIRST QUARTER EARNINGS

EAU CLAIRE, Wisc.--Citizens Community Bancorp (OTC Electronic Bulletin Board: CZWI.OB), the holding company for Citizens Community Federal, announced earnings of $167,143 for the quarter ended December 31, 2005 (the first quarter of fiscal 2006) compared to $200,084 for the prior year period.

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period, excluding unallocated shares of the Employee Stock Ownership Plan (ESOP). Basic and diluted earnings per share of $0.05 and $0.04 respectively were reported for the three months ending December 31, 2005, compared to $0.07 and $0.07 per share reported for the three-month period ending December 31, 2004.

Net interest income for the quarter ended December 31, 2005 totaled $2.2 million compared to $1.9 million for the prior year period. The increase in net interest income was due to an increase in the average balance of loans receivable, partially offset by a decrease in average loan yield and an increase in interest expense due to an increase in the average balance of deposits and outstanding Federal Home Loan Bank advances and an increase in the average rate paid on interest-bearing deposits.

Non-interest income increased to $453,000 for the quarter ended December 31, 2005, compared to $365,000 for the quarter ended December 31, 2004. The increase came primarily from service fees on deposit accounts and an increase in commissions from loan-related insurance products.

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Citizens Community Bancorp...
February 3, 2006

Non-interest expense increased to $2.3 million for the three months ended December 31, 2005, compared to $1.8 million for the three-month period ended December 31, 2004. The increase was due primarily to the additional operating costs associated with the two Michigan offices acquired July 1, 2005, located in Rochester Hills and Lake Orion.

Total assets increased by $6.7 million, or 2.7%, to $252.4 million at December 31, 2005, from $245.7 million as of September 30, 2005. The increase in assets was primarily attributable to an increase in loans receivable of $7.4 million.

Deposits increased by $10.1 million to $187.6 million at December 31, 2005, from $177.5 million as of September 30, 2005.

Stockholder's equity increased $149,000 to $29.7 million at December 31, 2005, from $29.6 million at September 30, 2005. The increase for the period was a result of net earnings for the period, partially offset by the payment of dividends.

Citizens Community Bancorp, based in Eau Claire, Wisc., is the mid-tier holding company for Citizens Community Federal, a federal savings association operating twelve full-service banking offices in Wisconsin, Minnesota and Michigan.

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Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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CITIZENS COMMUNITY BANCORP SELECTED FINANCIAL INFORMATION
	December 31, 2005	September 30, 2005
	(Unaudited)	(Unaudited)
Selected Financial Condition Data
Total Assets	$252,426,531	$245,707,491
Cash and Cash equivalents	$8,980,678	$9,265,477
Loans receivable, net	$225,334,645	$217,930,666
Allowance for Loan Losses	$(828,770)	$(803,218)
Deposits	$187,605,012	$177,469,100
Federal Home Loan Bank Advances	$32,700,000	$36,200,000
Total Equity	$29,702,175	$29,553,400

	Three Months Ending December 31,
	2005	2004
	(Unaudited)	(Unaudited)
Selected Operations Data
Total Interest and Dividend Income	$3,741,732	$2,657,163
Interest expense	$1,506,094	$786,657
Net Interest Income	$2,235,638	$1,870,506
Provision for loan losses	$70,051	$100,003
Net Interest Income After Provision For Loan Loss	$2,165,587	$1,770,503
Total Noninterest Income	$453,079	$364,938
Total Noninterest Expense	$2,332,015	$1,795,776
Income before provision for income tax	$286,651	$339,665
Provision for income taxes	$119,508	$139,581
Net Income	$167,143	$200,084
Per Share Information
Basic Earnings	$0.05	$0.07
Diluted Earnings	$0.04	$0.07
Dividends Paid	$0.05	$0.05